[PHARMANETICS LOGO GOES HERE]	Exhibit 99.1

Contact:	John P. Funkhouser
President and Chief Executive Officer
or
Paul T. Storey
Chief Financial Officer
(919) 582-2600

PHARMANETICS SEEKS STRATEGIC ALTERNATIVES,

INCLUDING SALE OF COMPANY OPERATIONS

Raleigh, NC (December 15, 2003) – PharmaNetics, Inc. (NASDAQ-SmallCap: PHAR) today announced that, due to continued legal action against Aventis, it is seeking strategic alternatives, including the sale of the manufacturing operations. The Company also announced that, if a buyer for the operations is not identified, it plans to terminate its distribution agreement with Bayer Diagnostics. The Company has had discussions with potential purchasers and is optimistic about the consummation of an agreement. As was required in the distribution agreement with Bayer Diagnostics, PharmaNetics has notified Bayer in writing of its intent to terminate its agreement. In addition, the Company provided notice to PDI, the contractor for its field sales and technical support teams, that their service would be terminated in 90 days. PharmaNetics believes these steps are necessary in order to conserve cash to finance its recently filed lawsuit against Aventis Pharmaceuticals, Inc., the wholly owned subsidiary of French pharmaceutical company, Aventis.

John P. Funkhouser, president and chief executive officer of PharmaNetics, said, “We believe these actions are a result of Aventis’ failure to honor its contractual obligations. Most companies are forced to take such action because they failed to develop their technology or execute their plan. However, it is just the opposite in PharmaNetics’ case. Our suit alleges that PharmaNetics’ technology reveals variability in patient response to Lovenox®, which challenges the core of the drug’s marketing message used by Aventis. Instead of embracing the technology and recognizing the issues as contemplated in the agreement, we believe Aventis has breached its contractual obligations.”

Mr. Funkhouser continued, “We are doing everything possible to insure that the operations will continue and the technology platform and personnel will be acquired. Aventis has caused us irreparable harm by not fulfilling its contractual obligations and by continuing to advertise that Lovenox is therapeutic from dose one and does not require coagulation monitoring. Our lawsuit alleges that Aventis is competing against the test it co-developed and is marketing Lovenox in a false and misleading way. We believe that the best approach to insure that our shareholders’ receive the maximum return on their investment is through this lawsuit against Aventis. Thus, we are taking these actions to protect our cash position.”

PharmaNetics, Inc., a leading biotech company, conceived the term “theranostics,” defining an emerging field of medicine that enables physicians to monitor the effect of antithrombotic agents in patients being treated for angina, myocardial infarction (heart attack), stroke, and pulmonary and arterial emboli. The Company develops, manufactures and markets rapid turnaround diagnostics to assess blood clot formation and dissolution. PharmaNetics develops tests based on its proprietary, dry chemistry Thrombolytic Assessment System. Its principal target market is the management of powerful new drug compounds, some of which may have narrow therapeutic ranges, as well as monitoring routine anticoagulants.

This press release contains forward-looking statements regarding future events and the future performance of PharmaNetics that involve risks and uncertainties that could cause actual results to differ

PHAR Seeks Strategic Alternatives

December 15, 2003

materially from those projected in the forward-looking statements. These risks and uncertainties include risks related to market acceptance, clinical trials and dependence on third party distributors and collaborative partners, including, in particular with regard to the legal proceedings commenced against its development partner, Aventis Pharmaceuticals, which action includes without limitation the following specific risks: material monetary costs associated with the litigation, even if successful; uncertainty of obtaining a favorable outcome; the potentially significant harm to PharmaNetics’ business and financial condition and prospects if it is not successful in timely prosecuting the litigation; jeopardizing strategic relationships with other existing or potential collaborative partners; harmful delays in meeting sales objectives, even if the litigation is successful; and disruption of management time and resources to pursue the litigation. Information concerning these and other of the factors that could cause results to differ materially from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission, including Form 10-K, Form 10-Q and Form 8-K reports.

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